FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 6, 2012 (December 5, 2012)

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5975	61-0647538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY		40202
(Address of Principal Executive Offices)		(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2012, Humana Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters (together, the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters $600,000,000 aggregate principal amount of its 3.150% Senior Notes due 2022 (the “2022 Senior Notes”) and $400,000,000 aggregate principal amount of its 4.625% Senior Notes due 2042 (the “2042 Senior Notes” and, together with the 2022 Senior Notes, the “Senior Notes”) in accordance with the terms and conditions set forth in the Underwriting Agreement. The 2022 Notes were sold at a public offering price of 99.610% of the aggregate principal amount thereof and the 2042 Notes were sold at a public offering price of 99.937% of the aggregate principal amount thereof.

The sale of the Senior Notes has been registered with the Securities and Exchange Commission (the “Commission”) in a registration statement on Form S-3, File No. 333-180023 (the “Registration Statement”). The terms of the Senior Notes are described in the Company’s Prospectus dated March 9, 2012, as supplemented by a final Prospectus Supplement dated December 5, 2012 as filed with the Commission on December 6, 2012, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended.

The closing of the sale of the Senior Notes is expected to occur on or about December 10, 2012, subject to customary closing conditions. The Company estimates that the net proceeds from the sale of the Senior Notes, after deducting the Underwriters’ discounts and commissions and estimated offering expenses, will be approximately $988 million.

The Underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The Underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, affiliates of certain of the Underwriters are lenders under our credit facility. We intend to use approximately $810 million of the net proceeds from this offering to pay the acquisition price for our acquisition of Metropolitan Health Networks, Inc. (“Metropolitan”), to retire Metropolitan’s indebtedness (after applying Metropolitan’s estimated cash on hand at the closing of the acquisition) and to pay related fees and expenses. We will use any remaining net proceeds from this offering not applied to the foregoing uses for general corporate purposes.

In the event that we do not complete our acquisition of Metropolitan on or prior to May 31, 2013 or if, prior to that date, the merger agreement with respect to the acquisition is terminated, we will be required to redeem all of the notes of both series at a redemption price equal to 101% of the aggregate principal amount of each series of notes, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 5, 2012, among the Company, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several Underwriters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Steven E. McCulley
Steven E. McCulley
Vice President and Controller (Principal Accounting Officer)

Dated: December 6, 2012

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 5, 2012, among the Company, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several Underwriters.